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                                                                     EXHIBIT 5.1

                       [VINSON & ELKINS L.L.P. LETTERHEAD]



June 18, 2002



Range Resources Corporation
777 Main Street, Suite 800
Fort Worth, Texas  76102

Re:      Range Resources Corporation, a Delaware corporation (the "Company")

Ladies and Gentlemen:

         We have acted as counsel for the Company in connection with the Company's registration under the Securities Act of 1933 (the "Act") of 2,600,000 shares (the "Shares") of common stock, par value $0.01 per share, of the Company which may be offered from time to time under the Amended and Restated 1999 Stock Option Plan (the "Option Plan") under the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on June 19, 2002.

         In reaching the opinions set forth herein, we have examined and are familiar with originals or copied, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the By-laws of the Company, (iv) certain minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company and the Company's stockholders authorizing the issuance and offering of the Shares in the Option Plan and (v) the Option Plan.

         We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents and
(vi) the full consideration for each Share, as set forth in the Option Plan, shall be paid to the Company and in no event shall be less than the par value of such Share.


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         Based on the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, when offered and issued by the Company pursuant to the terms of the Option Plan, will be legally issued, fully paid and non-assessable.

         This opinion is limited in all respects to the Delaware General Corporation Law and the federal laws of the United State of America.

         This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                              Sincerely,



                                              /s/ Vinson & Elkins L.L.P.
                                              --------------------------
                                              VINSON & ELKINS L.L.P.



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